Exhibit 99.2

Press Release

For Immediate Release

Contact: David Morris
Executive Vice President and CFO
(714) 670-2488

RBB Bancorp Declares Quarterly Cash Dividend of $0.14 Per Share

LOS ANGELES--(BUSINESS WIRE)--April 21, 2022-- RBB Bancorp (NASDAQ: RBB) and its subsidiaries, Royal Business Bank ("the Bank") and RBB Asset Management Company ("RAM"), collectively referred to herein as "the Company", announced that its Board of Directors has declared a quarterly cash dividend of $0.14 per share. The dividend is payable on May 6, 2022 to common shareholders of record as of May 2, 2022.

Corporate Overview

RBB Bancorp is a community-based financial holding company headquartered in Los Angeles, California. As of December 31, 2021, the company had total assets of $4.2 billion. Its wholly owned subsidiary, Royal Business Bank, is a full-service commercial bank, which provides business banking services to the Asian-American communities in Los Angeles County, Orange County, and Ventura County in California; Las Vegas in Nevada; Brooklyn, Queens, and Manhattan in New York; Edison in New Jersey; in the Chicago, Illinois neighborhoods of Chinatown and Bridgeport; and in Honolulu, Hawaii. Royal Business Bank services include remote deposit, E-banking, mobile banking, commercial and investor real estate loans, business loans and lines of credit, commercial and industrial loans, SBA 7A and 504 loans, 1-4 single family residential loans, automobile lending, trade finance, a full range of depository account products and wealth management services. The Company's administrative and lending center is located at 1055 Wilshire Blvd., Los Angeles, California 90017, and its finance and operations center is located at 7025 Orangethorpe Avenue, Buena Park, California 90621. The Company's website address is www.royalbusinessbankusa.com.